Exhibit 99.1

FOR IMMEDIATE RELEASE

Wingstop Inc. Completes $250 Million Securitization Transaction and

Declares Special Dividend of $4.00 Per Share

Dallas, TX. March 10, 2022—(PR NEWSWIRE)—Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING), completed a securitized financing transaction on March 9, 2022, which included the issuance of a new series of $250 million of securitized notes (the “Notes”). The Series 2022-1 Class A-2 Senior Secured Notes are subject to 1% annual amortization, bear interest at a rate of 3.734% per annum, and have an anticipated repayment date of March 2029. Interest and principal payments on the Notes are payable on a quarterly basis.

In addition to the Notes, the Company also entered into a $200 million variable funding note facility, which will allow the Company to borrow amounts as needed on a revolving basis and will replace the existing $50 million variable funding note facility. The variable funding note facility was undrawn at closing.

“Today’s announcement underscores the strength of our model and our ability to return capital to shareholders. Since our IPO, and including this $4.00 special dividend, we have returned more than $645 million of capital to shareholders.” commented Charlie Morrison, Chairman and Chief Executive Officer of Wingstop. “This transaction and the implementation of a $200M VFN strengthens our liquidity position and positions us to support our strategic growth initiatives to provide best-in-class returns for our Brand Partners.”

In conjunction with the completion of the securitized financing transaction, the Board of Directors has authorized and declared a special dividend of $4.00 per share of common stock payable to stockholders of record as of March 24, 2022, to be paid on April 7, 2022.

In addition to the special cash dividend payment, the repayment of the existing securitized financing indebtedness and transaction costs, the Company intends to use the additional net proceeds from the Notes to strengthen its liquidity position and for general corporate purposes.

While the tax treatment of the special dividend cannot be concluded with certainty until 2023, the Company expects approximately 50%—60% of the special dividend to be in excess of the Company’s earnings and profits, with the remaining 40%—50% treated as a dividend. Stockholders are encouraged to consult with their financial and tax advisers regarding the circumstances of their individual situation. Stockholders who sell their shares prior to the March 24, 2022 ex-dividend date will also sell their right to receive the special dividend.

Financial Outlook

After completing the securitized financing transaction, the Company is providing the following updates to its outlook for the fiscal year ending December 31, 2022:

•	Interest expense of approximately $23.5 million;

•	An effective tax rate of approximately 27—28%; and

•	Loss on debt extinguishment and transaction costs of approximately $1.0 million

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 1,700 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and use of a best-in-class technology platform, all while offering classic and boneless wings, tenders, and Thigh Bites, always cooked to order and hand sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2021, Wingstop’s system-wide sales increased 20.2% to approximately $2.3 billion, marking the 18th consecutive year of same store sales growth. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 1,731 as of December 25, 2021. During the fiscal quarter ended December 25, 2021, Wingstop generated 61.3% of sales via digital channels including Wingstop.com and the Wingstop app. Over the next three years, Wingstop intends to increase digital sales through continued investments in its technology platform and scaling its platform globally.

A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand’s environmental, social and governance platform as Wingstop seeks to provide value to all stakeholders.

Rounding out a strong year in 2021, the Company was ranked #1 on Technomic 500’s “Fastest Growing Franchise” and #22 on Entrepreneur Magazine’s “Franchise 500,” maintained its certification as a Great Place to Work, and was named as a finalist for The Innovation SABRE Award’s Best New Product/Brand Launch category for its Thighstop campaign.

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter, Instagram, Facebook, and TikTok. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “will,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our 2022 fiscal year outlook for interest expense and the effective tax rate. Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact

Megan Sprague

972-331-9155

Media@wingstop.com

Investor Contact

Susana Arevalo and Skyler Ray

972-331-8484

IR@wingstop.com